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                                                                    Exhibit 99.1

FOG CUTTER CAPITAL GROUP INC.
PRO FORMA FINANCIAL INFORMATION - NARRATIVE FORMAT

      The following unaudited pro forma financial information of Fog Cutter Capital Group Inc. (the "Company") gives effect to the sale of properties to The Anglo Aggmore Limited Partnership, as if the transaction occurred as of January 1, 2000 with respect to the unaudited pro forma operating information and as of September 30, 2001 with respect to the unaudited pro forma financial condition information.

      The unaudited pro forma financial information is not necessarily indicative of the results that might have been achieved by the Company if the sale had been consummated as of the indicated dates. The unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements of the Company, together with the related notes thereto, which were filed November 13, 2001 on Form 10-Q for the period ended September 30, 2001.

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         On November 19, 2001, Fog Cutter Capital Group Inc. (the "Company")
sold eighteen retail and office properties, totaling approximately 242,000 square feet, to The Anglo Aggmore Limited Partnership, an unaffiliated third party. The properties were located in the Midlands and Southeast of England. The properties were sold for approximately 14.0 million GBP ($19.7 million). The purchase price was determined through arms length negotiations between the Company and the buyer. Approximately 10.8 million GBP ($15.3 million) of the proceeds of the sale was used to repay mortgage loans on the properties held by Nationwide Building Society.

        The pro forma effect of this transaction on the September 30, 2001 statement of financial condition would have resulted in a decrease in total assets from $125.0 million to $109.3 million and a decrease in total liabilities from $75.6 million to $58.8 million. The decrease in total assets of $15.7 million is the result of the following: 1) sale of real estate with a carrying value of $19.2 million, 2) elimination of unearned rent receivables of $0.4 million included in Other Assets and 3) charge-off of $0.2 million in capitalized financing costs included in Other Assets relating to the original acquisition of the real estate sold. These amounts were offset, in part, by $4.1 million of additional cash provided by the pro forma effect of the disposed assets after the repayment of $16.0 million (on a pro forma basis) of long-term debt.

        The pro forma effect of this transaction on Stockholders' Equity on September 30, 2001 would be an increase from $45.4 million to $46.5 million. The $1.1 million increase is due to the effect of adjusting retained earnings for the disposal of the assets.

        Additionally, the pro forma effect of these transactions would result in the following changes to the operations of the Company for the year ended December 31, 2000 and the nine months ended September 30, 2001:

         Decrease in net income from real estate operations of $0.2 million for the nine months

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         ended September 30, 2001.

         Decrease in portfolio service fees and expenses of $0.1 million and $0.1 million for the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively.

         No change in gain on sale of real estate for the year ended December 31, 2000.

         Net loss for the year ended December 31, 2000 would have decreased from $15.5 million to $15.4 million. Basic and diluted net loss per share of $1.48 would decrease to $1.47 per share.

         Net loss for the nine months ended September 30, 2001 would have increased from $11.2 million to $11.3 million. Basic and diluted net loss per share of $1.06 would increase to $1.07 per share.


Certain statements contained herein may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended. Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control) may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue" or similar terms or variations on those terms, or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, those related to the economic environment, particularly the market areas in which the Company operates, the financial and securities markets and the availability of and costs associated with sources of liquidity, competitive products and pricing, the real estate market, fiscal and monetary policies of the U.S. government, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management and asset/liability management. Except as may be required by law, the Company does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions, which may be made to any forward-looking statements.